Exhibit 10.2

IN THE STATE COURT OF FULTON COUNTY

STATE OF GEORGIA

CROWNE OFFICE SUITES, INC., AT	*
DOWNTOWN d/b/a CROWNE OFFICE SUITES,	*
INC., AT PEACHTREE CENTER,	*
*
Plaintiff	*
*
vs.	*
*
WINSONIC DIGITAL MEDIA GROUP, LTD.,	*
*
Defendant.	*

CONSENT ORDER

The parties to this action having requested of this Court that it enter this Consent Order, and it appearing to this Court that the parties are acting in good faith and in compliance with the rules of this Court,

IT IS HEREBY ORDERED as follows:

1.

Crowne Office Suites, Inc., at Downtown d/b/a Crowne Office Suites, Inc., at Peachtree Center, Plaintiff above (hereinafter, “Plaintiff”) initiated this action against Winsonic Digital Media Group, Ltd., Defendant above, (hereinafter, “Defendant”) to recover certain amounts claimed due pursuant to certain Office Sublease and Service Agreements (hereinafter “Lease Agreements”) copies of which are attached to Plaintiff’s Complaint and the Affidavit of Herbert H. Rudd submitted in support of Plaintiff’s Motion for Summary Judgment.

2.

In this case, Plaintiff seeks to receiver from Defendant damages on written consent in the principal amount of $50,193.69 plus pre-judgment interest thereon in the amount of $14,305.20 plus attorney’s fees in the amount of $8,394.05 (collectively, the “Judgment Amount”).  Defendant admits that it was properly served with process in this matter and hereby waives any defenses and counterclaims it asserted or which it could have asserted in this matter, including any defenses regarding venue and jurisdiction.

In order to avoid the uncertainties of litigation and the costs associated therewith, Plaintiff agrees to accept from Defendant in full satisfaction of the Judgment Amount, $20,000.00 in cash or readily available funds and $15,000.00 in the common stock of Winsonic Digital Media Group, Ltd., such stock being “restricted” with “piggy back rights” pursuant to SEC Rule 144, and such stock to be valued pursuant to the value published on the NASD bulletin board under symbol “WDMG on Monday, October 8, 2007” (the “Settlement Amount”).

3.

The Settlement Amount will be paid to Plaintiff by Defendant in two installments as follows:

•
The first installment of $10,000.00 cash or readily available funds and $15,000.00 in Winsonic Digital Media Group, Ltd.’s stock shall be delivered to the office of Plaintiff’s counsel located at One Securities Centre, Suite 300, 3490 Piedmont Road NE, Atlanta, GA 30305 by close of business Monday, October 8, 2007; and

•
The second installment of $10,000.00 cash or readily available funds shall be delivered to the office of Plaintiff’s counsel located at One Securities Centre, Suite 300, 3490 Piedmont Road NE, Atlanta, GA 30305 by close of business Monday, November 5, 2007 (the “Final Payment”).

All checks or other instrument of payment delivered to the office of Plaintiff’s counsel should be made payable to Simpson Law Offices, LLP and all stock certificates delivered to the office of Plaintiff’s counsel shall be issued in the name of Crowne Office Suites, Inc., at Downtown.

4.

In the event Defendant fails to make any payments or to deliver any stock due to be paid or delivered by Defendant hereunder in strict compliance with the terms of this Consent Order and such failure shall continue for five (5) days after written notice from Plaintiff demanding cure of such failure, then and in that event, counsel for Plaintiff shall, without further notice to Defendant, submit an affidavit to this Court setting forth the Defendant’s default, the amounts received by Plaintiff under this Consent Order, the portion of the Judgment Amount which remains outstanding at the time of said default, and upon receipt of said Affidavit, the Court shall, ex parte, enter Final Judgment against Defendant in favor of Plaintiff for the Judgment Amount less all amounts paid pursuant to this Consent Order, for purposes of calculating the remaining portion of the Judgment Amount, all stocks delivered pursuant to this Order shall be credited to the Judgment Amount as though it were cash having the sum value assigned to it on October 8, 2007, plus post-judgment interest on the remaining portion of the Judgment Amount at the legal rate.

5.

In the event any notice is required or requested to be given hereunder, such notice shall be made by first class mail, postage pre-paid and by facsimile and addressed as follows:

If to Plaintiff:

Thomas V. Keough
Simpson Law Offices, LLP
One Securities Centre, Suite 300
3490 Piedmont Road NE
Atlanta, GA 30305
(404) 266-9405

If to Defendant:

William K. Whitner, Esq.
Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street NE, Suite 2400
Atlanta, GA 30308
(404) 685-5228

Any notice given pursuant to this Consent Order shall be deemed effective upon dispatch and if either party wishes to change its Notice Address it may do so by serving notice pursuant to this paragraph on the other party.

6.

In the event Defendant pays all amounts due to be paid hereunder, and delivers all stock due to be delivered hereunder, in strict compliance with the terms of this Consent Order, then, and in that event, Defendant’s indebtedness to Plaintiff shall be deemed satisfied and Plaintiff shall dismiss this case with prejudice.

7.

Upon receipt and honor of the Final Payment by Plaintiff, in strict compliance with the terms of this Consent Order, Defendant shall have five (5) days to recover, at its cost, from The Crowne Centre, 235 Peachtree Road, Suite 400, Atlanta, GA 30303 Defendant’s property that remained on the premises governed by the Lease Agreements, provided however that Plaintiff make no representations regarding type, quantity or condition of such property, and shall not be responsible to Defendant for the same.

Continued on following page.

8.

The parties to this Consent Order have relied upon their own independent judgment and their own legal counsel, if any, and have freely executed this Consent Order with the fully understanding of the terms and conditions contained herein.  All prior agreements between the parties are hereby merged into this Agreement and no change, modification or amendment to this Consent Order shall be valid unless reduced to writing and signed by the parties or their legal representatives, if any.

IT IS SO ORDERED this 4th day of October, 2007.

                         /s/Penny Brown-Reynolds
JUDGE, Penny Brown-Reynolds
State Court of Fulton County, State of Georgia

Prepared and Consented to By:

  /s/ THOMAS V. KEOUGH
THOMAS V. KEOUGH
Attorney for Plaintiff
State Bar Number:  415745
SIMPSON LAW OFFICES, L.L.P.
One Securities Centre, Suite 300
3490 Piedmont Road, NE
Atlanta, Georgia 30305
(404) 266-2421
/s/ WILLIAM K. WHITNER WILLIAM K. WHITNER Attorney for Defendant State Bar Number: 756652 PAUL, HASTINGS, JANOFSKY & WALKER LLP 600 Peachtree Street NE, Suite 2400 Atlanta, GA 30308 (404) 815-2400